Rule 424(b)(3)
                                         Registration Statement No. 333-74095

Pricing Supplement No. 18
Dated January 3, 2001

(To Prospectus dated April 26, 2000 and
Prospectus Supplement dated September 25, 2000)


                  INTERNATIONAL LEASE FINANCE CORPORATION

                              $1,075,000,000
                        Medium-Term Notes, Series K

Principal Amount: $75,000,000

Issue Price: $75,000,000

CUSIP: 45974VXG8

Settlement Date:        January 8, 2001

Stated Maturity (date): January 8, 2003

Interest Rate: 5.7400%

Overdue Rate (if any): Not applicable

Redeemable by the Company on or after: Not applicable

Repayable at the option of the holder on: Not applicable

Optional Reset Dates: Not applicable

Extension Periods: Not applicable

Final Maturity: Not applicable

Repurchase Price (for Original Issue Discount Notes): Not applicable

Type of Note (check one):
      Book-Entry Note  _X___
      Certificated Note____

Other Provisions: